SUBSIDIARIES

Subsidiaries	Jurisdiction of Organization	Commonly referred to as

Ferteco Mineração S.A. – Ferteco	Brazil	Ferteco

Pará Pigmentos S.A.	Brazil	Pará Pigmentos

Sibra – Eletrosiderúrgica Brasileira S.A.	Brazil	Sibra

Navegação Vale do Rio Doce S.A.- Docenave	Brazil	Docenave

Vale do Rio Doce Alumínio S.A. – Aluvale	Brazil	Aluvale

Itabira Rio Doce Company Ltd. – Itaco	Cayman Islands	Itaco

Rio Doce International Finance Ltd. – RDIF	Bahamas	RDIF

Celmar S.A. – Indústria de Celulose e Papel	Brazil	Celmar

Florestas Rio Doce S.A.	Brazil	Florestas

Rio Doce Manganèse Europe – RDME	France	RDME

Urucum Mineração S.A.	Brazil	Urucum

Alumina do Norte do Brasil S.A. – Alunorte	Brazil	Alunorte

Salobo Metais S.A.	Brazil	Salobo

Mineração Serra do Sossego S.A.	Brazil	Sossego